EXHIBIT 10.3

AMENDMENT No. 1, dated as of January __, 2008, to letter agreement dated as of November 9, 2007 (the “Letter Agreement”) between Lenox Group Inc., with its principal office at One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344 (“LGI” or the “Company”) and Fred Spivak, residing at 95 Mirnosa Drive, Roslyn, New York 11576.

2.	Entitlement to Severance Benefits.

The Letter Agreement is hereby amended by adding the following to the last paragraph of Section 2:

In the event such a Termination occurs under the circumstances set forth in this Section 2 and you execute the Exhibit A release, the Company will waive enforcement of any non-compete restriction for which you may be obligated to the Company pursuant to any equity and/or employment agreements with the Company.

12.	Sale or Merger of the Company.

The Letter Agreement is hereby amended by adding the following Section 12:

Subject to the terms and conditions of the Letter Agreement, in the event the strategic alternative process announced by the Company on January 14, 2008 results in the sale or merger of the Company, you will be eligible to receive a success bonus to the extent there is a pool of funds (hereinafter the “Success Bonus Fund”) if the sale price or merger value of the Company exceeds transactional share price levels to be defined at a future date by the Special Committee of the Board of Directors of the Company overseeing the strategic alternative process (the “Special Committee”). Your success bonus will be based on a discretionary award, if any, from the Success Bonus Fund, as determined in the sole discretion of the Special Committee. For purposes of determining a discretionary success bonus under this Section, the Special Committee will consider the level of contribution made by you to the strategic alternative process. For the avoidance of doubt, it is agreed that this success bonus will not be triggered if there is a sale or merger of a subsidiary, affiliate or division of the Company, except that if the entire Company is sold or merged within twelve (12) months after said subsidiary, affiliate or division is sold or merged, then the sale or merger of said subsidiary, affiliate or division will be deemed to be part of the sale or merger of the entire Company for purposes of determining a success bonus hereunder. If a bonus under this Section becomes payable, it will be paid in one lump sum in cash or securities (as may be determined by the Special Committee in the event such bonus is earned from a sale or merger in which securities are the form of consideration) within 30 days after the occurrence of the event allowing for such bonus.

IN WITNESS WHEREOF the parties have executed and delivered this Amendment No. 1 as of the date first above written.

EMPLOYEE	LENOX GROUP INC.

By:
Fred Spivak		Stewart M. Kasen, Chairman